File No. 70-6126



                 SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549
                 __________________________________

                   POST-EFFECTIVE AMENDMENT NO. 17

                                 to

                              FORM U-1
                  ________________________________

                             DECLARATION

                                under

           THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                 ***

                AMERICAN ELECTRIC POWER COMPANY, INC.
              1 Riverside Plaza, Columbus, Ohio  43215
         (Name of company or companies filing this statement
             and address of principal executive offices)

                                 ***

                AMERICAN ELECTRIC POWER COMPANY, INC.
              1 Riverside Plaza, Columbus, Ohio  43215
               (Name of top registered holding company
               parent of each applicant or declarant)

                                 ***

          A. A. Pena, Senior Vice President and Treasurer
             AMERICAN ELECTRIC POWER SERVICE CORPORATION
              1 Riverside Plaza, Columbus, Ohio  43215

     Jeffrey D. Cross, Senior Vice President and General Counsel
             AMERICAN ELECTRIC POWER SERVICE CORPORATION
              1 Riverside Plaza, Columbus, Ohio  43215
             (Names and addresses of agents for service)


      American Electric Power Company, Inc. ("AEP") hereby amends its Declaration on Form U-1, in File No. 70-6126, as heretofore amended, as follows:
      1.   By amending and restating the paragraphs  under Compliance with Rule
54:
      Compliance with Rule 54
      Rule 54 provides that, in determining whether to approve an application which does not relate to any EWG or FUCO, the Commission shall not consider the effect of the capitalization or earnings of any such EWG or FUCO which is a subsidiary of a registered holding company if the requirements of Rule 53(a), (b) and (c) are satisfied.
      AEP consummated the merger with Central and South West Corporation on June 15, 2000 pursuant to an order issued June 14, 2000 (HCAR No. 27186), which further authorized AEP to invest up to 100% of its consolidated retained earnings, with consolidated retained earnings to be calculated on the basis of the combined consolidated retained earnings of AEP and CSW (as extended pursuant to HCAR No. 27316, December 26, 2000, the "Rule 53(c) Order").
      AEP currently meets all of the conditions of Rule 53(a) and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein.
      Rule 53(a)(1) At September 30, 2001, AEP's "aggregate investment", as defined in Rule 53(a)(1), in EWGs and FUCOs was approximately $1.547 billion, or about 48.0% of AEP's "consolidated retained earnings", also as defined in Rule 53(a)(1), for the four quarters ended September 30, 2001 ($3.225 billion).
      Rule 53(a)(2) Each FUCO in which AEP invests will maintain books and records and make available the books and records required by Rule 53(a)(2).
      Rule 53(a)(3) No more than 2% of the employees of the electric utility subsidiaries of AEP will, at any one time, directly or indirectly, render services to any FUCO.
      Rule 53(a)(4) AEP has submitted and will submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's electric utility subsidiaries.
      Rule 53(b) (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four quarters ended September 30, 2001 ($3,225,000,000) represented a decrease of approximately $285,000,000 (or 8.8%) in the average consolidated retained earnings from the four quarters ended September 30, 2000 ($3,510,000,000); and (iii) for the fiscal year ended December 31, 2000, AEP did not report operating losses attributable to its direct or indirect investments in EWGs and FUCOs.
      AEP's interests in EWGs and FUCOs have made a positive contribution to earnings over the four calendar years ending after the Rule 53(c) Order. Accordingly, since the date of the Rule 53(c) Order, the capitalization and earnings attributable to AEP's investments in EWGs and FUCOs has not had an adverse impact on AEP's financial integrity.
2.    By amending and restating Item 2, Fees, Commissions and Expenses:
      The fees, commissions and expenses incurred or expected to be incurred in connection with the transactions proposed in this Post-Effective Amendment are estimated not to exceed $2,000, including fees and expenses to be billed at cost by American Electric Power Service Corporation.
3.    By amending and restating Item 4, Regulatory Approval as follows:
      No Federal or State commission or regulatory body, other than this Commission, has jurisdiction over the proposed transactions for which authorization is requested herein.
4.    By filing these exhibits:
      Exhibit B-2         Copy of  American  Electric  Power  System  Employees
                          Savings Plan, as amended  through the date hereof (to
                          be filed by amendment)
      Exhibit B-3         Copy  of   Central   and   South   West   Corporation
                          Retirement   Savings  Plan  (formerly  known  as  the
                          Central and South West Thrift Plan), as amended through the date hereof (to be filed by amendment)

      Exhibit C-6         Copy of Registration  Statement on Form S-8 under the
                          Securities  Act of 1933 with  respect to the  Savings
                          Plan.   [Incorporated   by   reference  to  File  No.
                          33-1052.]

      Exhibit F           Opinion of Counsel


                              SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 17 to be signed on its behalf by the undersigned thereunto duly authorized.

                          AMERICAN ELECTRIC POWER COMPANY, INC.


                          By:/s/ T. G. Berkemeyer_____
                               T. G. Berkemeyer
                               Assistant General Counsel


Dated:  December 18, 2001



                                                                      Exhibit F


Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C. 20549

December 18, 2001

Re:   American Electric Power Company, Inc. ("AEP")
      SEC File No. 70-6126

Gentlemen:

In connection with the transactions proposed and described in the post-effective amendments to the Application or Declaration on Form U-1 filed by AEP with this Commission in the captioned proceeding, to which this opinion is an exhibit, I wish to advise you as follows:

I am of the opinion that the AEP is a corporation validly organized and duly existing under the laws of the State of New York.

I am further of the opinion that, in the event that the proposed transactions are consummated in accordance with said Application or Declaration:

(a) All state laws applicable to the proposed transactions will have been complied with;

(b) Such securities will be valid and binding obligations of the guarantors;

(c) Consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Companies or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the above-captioned Application or Declaration, as amended.

Very truly yours,

/s/ Thomas G. Berkemeyer

Thomas G. Berkemeyer
Counsel for American Electric Power Company, Inc.